Exhibit 99.1

               CFO William Gerraughty to Leave NMS Communications;
                         Gerraughty will leave in Q105

    Business Editors/Financial Editors/High-Tech Editors

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Dec. 21, 2004--NMS Communications (NASDAQ: NMSS) announced today that William Gerraughty, senior vice president, Finance, and chief financial officer, will leave the company mid-March 2005. Until that time, he will remain in office and will continue to exercise full responsibility. The company has begun the process of identifying a successor.
    "Bill came to NMS to help with the company's financial turnaround and, thanks to his considerable contributions, that objective was accomplished during the past year. During his tenure, the company returned to profitability, successfully completed a public stock financing and launched two important new products aimed at wireless markets." said Bob Schechter, chief executive officer of NMS Communications.
    The company also today affirmed its previously issued guidance for the fourth quarter, more specifically, modestly higher overall revenues versus Q3, gross margins of roughly 60%, and stable operating expenses.

    About NMS Communications

    NMS Communications (NASDAQ: NMSS) is a leading provider of technologies and solutions for mobile applications and infrastructure. Visit www.nmscommunications.com for more information.

    Statements in this document expressing the beliefs and expectations of management regarding future performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainty in communications spending, the implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2003. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

    NMS Communications is a trademark of NMS Communications
Corporation. All other product or corporate references may be trademarks or registered trademarks of their respective companies.

    CONTACT: NMS Communications
             Pam Kukla, 508-271-1611
             Pam_Kukla@nmscommunications.com